Exhibit 99.1

3D SYSTEMS CORPORATION

Unaudited Pro Forma Condensed Consolidated Financial Information

On April 1, 2025, 3D Systems Corporation (the “Company”) and 3D Systems, Inc., a wholly-owned subsidiary of the Company (“3D US”), completed its previously announced sale of the Geomagic software business (“Geomagic”) pursuant to the Asset Purchase Agreement between the Company, 3D Systems, Inc. and Hexagon Manufacturing Intelligence, Inc. and the Business Transfer Agreement between 3D Systems Korea, Inc. and Hexagon Metrology Korea LLC, each of which were entered into on December 12, 2024. The Company received $119.4 million in cash, which reflected applicable purchase price adjustments under the Asset Purchase Agreement and Business Transfer Agreement.

At the closing, we entered into a transition services agreement, pursuant to which we will provide certain information technology, accounting, human resources, marketing, operations, facilities and other customary services.

The accompanying unaudited pro forma condensed consolidated balance sheet of the Company is presented as if the Transaction had occurred as of December 31, 2024. The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2024 includes certain “Pro Forma Adjustments” to illustrate the estimated effect of the Company’s disposition, as if the Transaction had occurred on January 1, 2024. The amounts included in the “As Reported” columns represent the Company’s historical consolidated balance sheet as of December 31, 2024 and the consolidated statement of operations for the year then ended, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X, were derived from the Company’s historical consolidated financial statements, are being presented to give effect to the disposal of Geomagic, and do not include all of the information and note disclosures required by accounting principles generally accepted in the United States. The historical consolidated financial information in the unaudited pro forma condensed consolidated financial statements has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed consolidated statement of operations, expected to have a continuing impact on the results of the Company. The accompanying unaudited pro forma condensed consolidated financial statements do not give effect to any cost savings or operating synergies that may result from the Transaction or the costs to achieve any synergies.

The unaudited pro forma condensed consolidated financial statements have been presented for informational purposes only and are based upon estimates by the Company’s management, which are based upon available information and certain assumptions that the Company’s management believes are reasonable as of the date of this filing. The unaudited pro forma condensed consolidated financial statements are not intended to be indicative of the actual financial position or results of operations that would have been achieved had the Transaction been consummated as of the periods indicated, nor does it purport to indicate results which may be attained in the future. Actual amounts could differ materially from these estimates. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s financial statements for the year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed on March 27, 2025.

3D SYSTEMS CORPORATION

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2024

(in thousands)	As Reported	Pro Forma Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$171,324	119,360	(a)	$290,684
Accounts receivable, net of reserves	101,471	—		101,471
Inventories	118,530	—		118,530
Prepaid expenses and other current assets	34,329	(348)	(b)	33,981
Current assets held for sale	3,176	(3,176)	(b)	—

Total current assets	428,830	115,836		544,666
Property and equipment, net	51,044	—		51,044
Intangible assets, net	18,020	—		18,020
Goodwill	14,879	—		14,879
Operating lease right-of-use assets	50,715	—		50,715
Finance lease right-of-use assets	8,726	—		8,726
Long-term deferred income tax assets	2,063	(175)	(c)	1,888
Other assets	34,569	—		34,569

Total assets	$608,846	$115,661		$724,507

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Current operating lease liabilities	$9,514	$—		$9,514
Accounts payable	41,833	—		41,833
Accrued and other liabilities	45,488	1,268	(c)(f)	46,756
Customer deposits	4,712	—		4,712
Deferred revenue	27,298	—		27,298
Current liabilities held for sale	10,251	(10,251)	(b)	—

Total current liabilities	139,096	(8,983)		130,113
Long-term debt, net of deferred financing costs	211,995	—		211,995
Long-term operating lease liabilities	52,527	—		52,527
Long-term deferred income tax liabilities	2,076	(766)	(c)	1,310
Other liabilities	25,001	(16)	(b)(f)	24,985

Total liabilities	430,695	(9,765)		420,930
Commitments and contingencies
Redeemable non-controlling interest	1,958	—		1,958
Stockholders’ equity:
Total stockholders’ equity	176,193	125,426	(d)	301,619

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$608,846	$115,661		$724,507

3D SYSTEMS CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2024

(in thousands, except per share amounts)	As Reported	Pro Forma Adjustments	Notes	Pro Forma
Revenue:
Products	$279,178	$(15,227)	(e)	$263,951
Services	160,943	(14,048)	(e)	146,895

Total revenue	440,121	(29,275)		410,846
Cost of sales:
Products	175,859	(2,513)	(e)	173,346
Services	100,084	(2,315)	(e)	97,769

Total cost of sales	275,943	(4,828)		271,115

Gross profit	164,178	(24,447)		139,731
Operating expenses:
Selling, general and administrative	210,132	(7,166)	(e)	202,966
Research and development	86,479	(4,038)	(e)	82,441
Asset impairment charges	144,967	—		144,967

Total operating expenses	441,578	(11,204)		430,374

Loss from operations	(277,400)	(13,243)		(290,643)
Non-operating income (expense):
Foreign exchange loss, net	2,452	(103)	(e)	2,349
Interest income	7,302	—	(e)	7,302
Interest expense	(2,564)	—		(2,564)
Other (loss) income, net	20,214	125,426	(d)	145,640

Total non-operating (loss) income	27,404	125,323		152,727

Loss before income taxes	(249,996)	112,080		(137,916)
Benefit (provision) for income taxes	(2,193)	11,197	(c)	9,004
Loss on equity method investment, net of income taxes	(3,404)	—		(3,404)

Net loss before redeemable non-controlling interest	(255,593)	123,277		(132,316)
Less: net loss attributable to redeemable non-controlling interest	—	—		—

Net loss attributable to 3D Systems Corporation	$(255,593)	$123,277		$(132,316)

Net loss per common share:
Basic	$(1.94)	$0.93		$(1.01)

Diluted	$(1.94)	$0.93		$(1.01)

Weighted average shares outstanding:
Basic and Diluted	131,861	131,861		131,861

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial statements:

a.	Adjustment represents cash consideration received from the sale of Geomagic.

b.	Adjustments represent the elimination of assets and liabilities held for sale attributable to Geomagic.

c.

Adjustment represents the estimated decrease in the benefit from income taxes of approximately $11.2 million associated with the sale of Geomagic. $1.4 million represents the estimated income tax effect related to the elimination of Geomagic revenues, costs and expenses set forth in Note (e) and $9.8 million represents the estimated income tax effect related to the gain on sale of Geomagic. The estimated tax effect of pro forma adjustments is calculated at the statutory rate for the respective period adjusted for discrete impacts, including changes in valuation allowances.

d.	Adjustments reflects the preliminary estimated pre-tax gain on sale of Geomagic, calculated at $125.4 million.

The estimated gain on sale of Geomagic is based on the net carrying value of Geomagic as of December 31, 2024 rather than as of the closing date of the Transaction. As a result, the estimated gain reflected herein may differ materially from the actual gain on sale of Geomagic as of the closing date that will be recognized in the Company’s condensed consolidated financial statements for the three and six months ended June 30, 2025.

No adjustment has been made to the sale proceeds to give effect to any potential post-closing purchase price adjustments under the terms of the Purchase Agreements.

e.

Adjustments reflect the elimination of revenues, costs and expenses directly attributable to Geomagic. Adjustments do not include certain general corporate overhead costs previously allocated to Geomagic that will have a continuing effect on the Company post-closing.

f.	Adjustment reflects amounts recorded related to the transition services agreement.